EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PACIFIC COAST NATIONAL BANCORP EXPECTS TO RESTATE
SECOND QUARTER 2006 FINANCIAL STATEMENTS TO CORRECT TREATMENT OF STOCK-BASED COMPENSATION

SAN CLEMENTE, California - Pacific Coast National Bancorp (OTC:PCST.OB) announced today that it expects to restate its previously issued unaudited financial statements at and for the quarter and six months ended June 30, 2006 to correct errors related to accounting for stock-based compensation expenses. The audit committee, an internal committee composed of three outside directors that reports to the board of directors of the company, which recently launched an investigation into this matter, has reached a conclusion that an error was made in the application of SFAS No. 123R (Share Based Payments) as it relates to the amount of stock-based compensation expense attributable to stock option awards to employees that vested during the second quarter ended June 30, 2006. As a result, the company expects to record additional non-cash charges for stock-based compensation expense related to the unaudited financial statements at and for the quarter and six months ended June 30, 2006.

Because the audit committee's review is ongoing, it has not determined the aggregate amount of additional non-cash stock-based compensation expense to be recognized over the restated period. Accordingly, the audit committee, in consultation with management and after discussion with its auditors on October 18, 2006, concluded that its previously issued unaudited financial statements as of and for the quarter and six months ended June 30, 2006, which are included in the company's Quarterly Report on Form 10-QSB with respect to such periods, should no longer be relied upon until restated. The error is not expected to affect the financial statements for any prior periods. Additionally, the audit committee along with management is evaluating its internal controls over financial reporting.

The audit committee is making every effort to complete its investigation, and the company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation. The company expects to file its restated Quarterly Report on Form 10-QSB for the period ended June 30, 2006, on or before the due date of the company's next Quarterly Report on Form 10-QSB for the period ended September 30, 2006, which is due on November 14, 2006.

About Pacific Coast National Bancorp

Pacific Coast National Bancorp is a bank holding company headquartered in San Clemente, California. It operates through its wholly-owned subsidiary Pacific Coast National Bank, a national banking association with offices in San Clemente and Encinitas, California. Additional information is available at www.pacificcoastnationalbank.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the outcome of the expected restatement described herein and the audit committee’s investigation of the facts and events relating to such expected restatement. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the company, and there can be no assurance concerning the outcome of the investigation or the expected restatement. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are: the final conclusions of the audit committee concerning matters related to stock option grants and the appropriate charges necessary to account for the fair value of such stock options during relevant accounting periods, the outcome of any related governmental reviews of the company’s accounting for such matters, and the potential impact of these matters on our business and reputation, as well as other factors identified in the company's reports filed with the Securities and Exchange Commission, including its reports on forms 10-KSB and 10-QSB.